UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2022

NewLake Capital Partners, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-56327	83-4400045
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization)		Identification No.)

27 Pine Street
Suite 50
New Canaan, CT 06840
(Address of principal executive offices) (Zip Code)

(203) 594-1402
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of David Weinstein as Chief Executive Officer

On June 1, 2022, David Weinstein and NewLake Capital Partners, Inc. (“NewLake” or the “Company”) agreed that David Weinstein will resign from his position as Chief Executive Officer (“CEO”) of NewLake, effective as of July 15, 2022 (the “Separation Date”), subject to the signing of a separation and release agreement (the “Separation Agreement”.) Such agreement was contemplated as part of the succession plan established at the time of the Company’s merger in March 2021. Mr. Weinstein will continue to serve as a director on the Company’s Board of Directors (the “Board”) and a member of the Board’s Investment Committee. Mr. Weinstein has no disagreements with the operations, policies or practices of the Company on any matters.

On the Separation Date, the Company and Mr. Weinstein intend to enter into the Separation Agreement. Under the Separation Agreement, among other things, Mr. Weinstein will be entitled to receive (i) two lump sum payments each equal to twelve months of his salary and his target 2022 annual cash bonus, one of such lump sum payments to be made upon execution of the Separation Agreement, and the other lump sum payment to be made on the first anniversary of the Separation Agreement, (ii) a prorated portion of his 2022 annual cash bonus, and (iii) a lump sum payment equal to eighteen-months of his monthly COBRA premium. The outstanding equity grants previously made to Mr. Weinstein will continue to vest and distribute in accordance with their terms and conditions.

Appointment of Anthony Coniglio as Chief Executive Officer

In connection with Mr. Weinstein’s resignation, the Company announced on June 1, 2022 that Anthony Coniglio, age 53, will assume the role of CEO, effective as of July 15, 2022. Mr. Coniglio currently serves as the Company’s President and Chief Investment Officer and as a member of the Board.

Mr. Coniglio joined the Company and the Board upon completion of the Company’s merger in March 2021. Mr. Coniglio previously served as Chief Executive Officer of the company NewLake merged with since its inception in April 2019. Prior to April 2019, Mr. Coniglio was the Chief Executive Officer of Primary Capital Mortgage Company (“PCM”), a residential mortgage company. Prior to PCM, he was a Managing Director at JPMorgan, leading various businesses, including a start-up platform, to leadership positions and helping grow business line profitability exponentially. Mr. Coniglio is an experienced NYSE board member, serving on the audit committee and special committee of Atlas Resource Partners as an independent director. In addition, Mr. Coniglio serves on the board of St. Mary’s Hospital for Children, the largest post-acute care pediatric facility in the tri-state area, as chair of the IT & cybersecurity committee and member of the audit committee. Mr. Coniglio received a B.S. in Accounting and Finance from the State University of New York, College at Oneonta. Mr. Coniglio was a Certified Public Accountant during his tenure at Price Waterhouse, LLP.

Mr. Coniglio will continue in his role as the Company’s President and Chief Investment Officer until July 15, 2022. The Company does not currently plan to fill the position of President and Chief Investment Officer. No changes will be made to Mr. Coniglio’s previously disclosed compensation arrangement in connection with his appointment as CEO. Mr. Coniglio’s existing Employment Agreement, which is incorporated by reference herein, will remain in effect. The appointment of Mr. Coniglio was not made pursuant to any arrangement or understanding between him or any other person. There are no family relationships between Mr. Coniglio and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Additionally, there have been no transactions involving Mr. Coniglio that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01 - Regulation FD Disclosure

On June 1, 2022, the Company issued a press release announcing Mr. Weinstein’s agreement to resign and the future appointment of Mr. Coniglio as CEO as of July 15, 2022. A copy of the press release is attached hereto as Exhibit 99.1.

Exhibits 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1
Employment Agreement between NewLake Capital Partners, Inc. and Anthony Coniglio (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-11 filed on June 21, 2021).

99.1	Press release, dated June 1, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 1, 2022

NEWLAKE CAPITAL PARTNERS, INC.

By:	/s/ David Weinstein
David Weinstein
Chief Executive Officer